Exhibit 99.1

NEWS

CONTACT:     Brian J. Richardson
UNIVEST FINANCIAL CORPORATION
Chief Financial Officer
215-721-2446, richardsonb@univest.net

FOR IMMEDIATE RELEASE

UNIVEST FINANCIAL CORPORATION
REPORTS THIRD QUARTER RESULTS
(Loan Growth of 9.7% for last twelve months (excluding PPP loans1))

SOUDERTON, Pa., October 27, 2021 - Univest Financial Corporation (“Univest” or the "Corporation") (NASDAQ: UVSP), parent company of Univest Bank and Trust Co. and its insurance, investments and equipment financing subsidiaries, today announced net income for the quarter ended September 30, 2021 of $20.9 million, or $0.71 diluted earnings per share, compared to net income of $18.1 million, or $0.62 diluted earnings per share, for the quarter ended September 30, 2020. Net income for the nine months ended September 30, 2021 was $74.4 million, or $2.52 diluted earnings per share, compared to net income of $21.0 million, or $0.72 diluted earnings per share, for the nine months ended September 30, 2020.

Pre-tax pre-provision income1 for the quarter ended September 30, 2021 was $26.0 million, a decrease of $1.1 million, or 4.2%, from the third quarter of 2020. Pre-tax pre-provision income1 for the nine months ended September 30, 2021 was $80.8 million, an increase of $6.1 million, or 8.1%, from the comparable period in the prior year.

One-Time Items
The financial results for the three and nine months ended September 30, 2021 included tax-free bank owned life insurance ("BOLI") death benefit claims of $196 thousand and $1.1 million, respectively, which represents $0.01 and $0.04 diluted earnings per share, respectively.

1 Non-GAAP metric. A reconciliation of this and other non-GAAP to GAAP performance measures is included at the end of this document.

Paycheck Protection Program
As of September 30, 2021, $85.6 million in PPP loan originations remain outstanding. During the quarter, we recorded income of $4.2 million within net interest income related to these loans, of which $3.7 million was the result of recognition of associated net deferred loan fees upon forgiveness and pay downs of PPP loans totaling $171.4 million. During the nine months ended September 30, 2021, we recorded income of $13.5 million within net interest income related to these loans, of which $8.6 million was the result of recognition of associated net deferred loan fees upon forgiveness and pay downs of PPP loans totaling $575.3 million. As of September 30, 2021, we had $2.4 million of net deferred fees on our balance sheet, which represented approximately 13.2% of the initial deferred fee amount.

Loans
Gross loans and leases, excluding PPP loans2, increased $92.0 million, or 7.3% (annualized), from June 30, 2021 due to increases in commercial real estate and residential mortgage loans. Gross loans and leases, excluding PPP loans, increased $343.4 million or 9.5% (annualized) from December 31, 2020 and $456.2 million, or 9.7%, from September 30, 2020 due to increases in commercial, construction, commercial real estate, and residential mortgage loans.
Deposits
Total deposits increased $619.5 million, or 46.6% (annualized), from June 30, 2021 due to increases in commercial deposits and seasonal increases in public funds deposits. Total deposits increased $695.4 million, or 17.7% (annualized), from December 31, 2020 and $726.6 million, or 13.9%, from September 30, 2020, primarily due to increases in commercial, consumer and public funds deposits offset by a decrease in brokered deposits.

Net Interest Income and Margin
Net interest income of $48.7 million for the three months ended September 30, 2021 increased $1.9 million, or 4.1%, from the three months ended June 30, 2021, and $4.8 million, or 11.0%, from the three months ended September 30, 2020. The increase in net interest income for the three months ended September 30, 2021 compared to the same period of 2020 was primarily due to an increase in PPP loan income of $1.4 million, a $1.9 million decrease in the cost of interest-bearing liabilities and growth in loans partially offset by a decrease in loans and investment yields.

Net interest income of $140.9 million for the nine months ended September 30, 2021 increased $11.0 million, or 8.5%, from the nine months ended September 30, 2020. The increase in net interest income for the nine months ended September 30, 2021 compared to the same period of 2020 was primarily due
2 Non-GAAP metric. A reconciliation of this and other non-GAAP to GAAP performance measures is included at the end of this document.

to an increase in PPP loan income of $8.5 million, a $6.2 million decrease in the cost of interest-bearing liabilities and growth in loans partially offset by a decrease in loan, excluding PPP, and investment yields.

Net interest margin, on a tax-equivalent basis, was 3.11% for the third quarter of 2021, compared to 3.15% for the second quarter of 2021 and 3.02% for the third quarter of 2020. Excess liquidity reduced net interest margin by approximately 27 basis points for the quarter ended September 30, 2021 compared to ten basis points for the quarter ended June 30, 2021 and 18 basis points for the quarter ended September 30, 2020. This excess liquidity was primarily driven by strong growth of deposit balances since the beginning of the COVID-19 pandemic, primarily due to the various pandemic-related stimulus initiatives. PPP loans had a favorable impact on net interest margin of 20 basis points for the quarter ended September 30, 2021 compared to 11 basis points for the quarter ended June 30, 2021 and an unfavorable impact of ten basis points for the quarter ended September 30, 2020. As PPP loans are forgiven, the associated deferred fees are recognized in earnings, which occurred with greater frequency in 2021 as compared to 2020. Excluding the impact of excess liquidity and PPP loans, the net interest margin, on a tax-equivalent basis, was 3.18% for the quarter ended September 30, 2021 compared to 3.14% for the quarter ended June 30, 2021 and 3.30% for the quarter ended September 30, 2020.

Net interest margin, on a tax-equivalent basis, was 3.13% for the nine months ended September 20, 2021, compared to 3.21% for the nine months ended September 30, 2020. Excess liquidity reduced net interest margin by approximately 16 basis points for the nine months ended September 30, 2021 compared to 14 basis points for the nine months ended September 30, 2020. This excess liquidity was primarily driven by strong growth of deposit balances since the beginning of the COVID-19 pandemic, primarily due to the various pandemic-related stimulus initiatives. PPP loans had a favorable impact on net interest margin of 12 basis points for the nine months ended September 30, 2021 compared to an unfavorable impact of seven basis points for the nine months ended September 30, 2020. Excluding the impact of excess liquidity and PPP loans, the net interest margin, on a tax-equivalent basis, was 3.17% for the nine months ended September 30, 2021 compared to 3.42% for the nine months ended September 30, 2020.

Noninterest Income
Noninterest income for the quarter ended September 30, 2021 was $20.6 million, a decrease of $1.3 million, or 5.7%, compared to the third quarter of 2020. Noninterest income for the nine months ended September 30, 2021 was $64.0 million, an increase of $5.8 million, or 10.0%, from the comparable period in the prior year.

Net gain on mortgage banking activities decreased $2.6 million, or 45.0%, for the quarter but increased $504 thousand, or 4.2%, for the nine months ended September 30, 2021 compared to the comparable periods in the prior year. The decrease for the three months ended September 30, 2021 was primarily due to a decrease in volume and a contraction of margins. Investment advisory commission and fee income increased $791 thousand, or 19.8%, for the quarter and $2.3 million, or 19.1%, for the nine months ended September 30, 2021 compared to the comparable periods in the prior year, due to increased assets under management driven by favorable market conditions and new customer relationships. BOLI income increased $184 thousand, or 24.8%, for the quarter and $1.1 million, or 47.8%, for the nine months ended September 30, 2021 compared to the comparable periods in the prior year, primarily due to proceeds from BOLI death benefits of $893 thousand and $196 thousand received in the second and third quarter of 2021, respectively.

Other service fee income increased $483 thousand, or 23.1%, for the quarter and $2.1 million, or 37.9%, for the nine months ended September 30, 2021 compared to the comparable periods in the prior year. Interchange fee income increased $290 thousand for the quarter and $962 thousand for the nine months ended September 30, 2021 compared to the comparable periods in the prior year, due to increased customer activity. Mortgage servicing fees increased $163 thousand for the quarter and $855 thousand for the nine months ended September 30, 2021 driven by an increase in retained servicing associated with elevated mortgage volume over the past eighteen months.

Other income decreased $546 thousand, or 25.1%, for the quarter and $543 thousand, or 13.5%, for the nine months ended September 30, 2021 compared to comparable periods in the prior year. Fees on risk participation agreements for interest rate swaps decreased $1.9 million and $2.3 million during the three and nine months ended September 30, 2021, respectively, compared to comparable periods in the prior year driven by a decrease in customer demand. Gain on the sale of SBA loans increased $897 thousand and $922 thousand during the three and nine months ended September 30, 2021, respectively. This increase was reflective of the Corporation's commitment to delivering comprehensive financial solutions to small businesses and the expansion of the SBA lending team during the first half of 2021. Net gains or losses related to valuations and sales of other real estate owned increased $297 thousand for the three and nine months ended September 30, 2021 compared to comparable periods in the prior year, primarily due to a $300 thousand valuation adjustment on other real estate owned during the third quarter of 2020. Other income increased $456 thousand for the nine months ended September 30, 2021 primarily driven by a gain on the value of equity securities measured at fair value of $164 thousand compared to a loss of $321 thousand for the nine months ended September 30, 2020.

Noninterest Expense
Noninterest expense for the quarter ended September 30, 2021 was $43.2 million, an increase of $4.7 million, or 12.3%, compared to the third quarter of 2020. Noninterest expense for the nine months ended September 30, 2021 was $124.1 million, an increase of $10.8 million, or 9.5%, from the comparable period in the prior year.

Salaries, benefits and commissions increased $2.6 million, or 10.7%, for the quarter and $7.2 million, or 10.4%, for the nine months ended September 30, 2021 from the comparable periods in the prior year. These increases reflect our continued investment in revenue producing staff across all business lines and annual merit increases. Additionally, variable incentive compensation expenses increased $829 thousand and $2.6 million for the three and nine months ended September 30, 2021, respectively, from the comparable periods in the prior year, due to increased profitability.

Professional fees increased $853 thousand, or 64.6%, for the quarter and $2.0 million, or 52.2%, for the nine months ended September 30, 2021 from the comparable periods in the prior year, primarily attributable to increased consultant fees in support of our Diversity, Equity and Inclusion program, training initiatives and treasury management product enhancements. During the first nine months of 2021, we have spent $1.4 million on these initiatives and we expect to incur approximately $70 thousand of additional expenses related to these initiatives in the fourth quarter of 2021. These expenses are not expected to re-occur in subsequent periods. Data processing expenses increased $412 thousand, or 14.4%, for the quarter and $1.0 million, or 12.1%, for the nine months ended September 30, 2021 compared to the comparable periods in the prior year, primarily due to continued investments in our end-to-end loan origination solution for loans below $1.0 million, customer relationship management software, internal infrastructure improvements and outsourced data processing solutions.

Other expense increased $865 thousand, or 16.5%, for the quarter compared to the comparable period in the prior year, due to increases in professional liability insurance, bank shares tax expense, interchange fee expense and travel and entertainment expenses, which are beginning to normalize as the markets we operate in continue to remain open.

Asset Quality and Provision for Credit Losses
Nonperforming assets were $37.1 million at September 30, 2021, compared to $38.5 million at June 30, 2021 and $41.9 million at September 30, 2020.

Net loan and lease recoveries were $75 thousand during the third quarter of 2021 compared to $35 thousand for the same period in the prior year. The reversal of provision for credit losses was $182 thousand for the third quarter of 2021, of which $2.9 million (after-tax benefit of $2.3 million), or $0.08 diluted earnings per share, was attributable to favorable changes in economic-related assumptions within the Corporation’s CECL model, partially offset by an increase in reserves for loans, unfunded commitments and investment securities. The provision for credit losses was $3.9 million for the comparable period in the prior year, of which $280 thousand (after-tax charge of $221 thousand), or $0.01 diluted earnings per share, was attributable to adverse changes in economic-related assumptions, which were predominately driven by COVID-19.

Net loan and lease charge-offs were $456 thousand for the nine months ended September 30, 2021 compared to $4.0 million for the same period in the prior year. The reversal of provision for credit losses was $11.5 million for the nine months ended September 30, 2021, of which $18.7 million (after-tax benefit of $14.8 million), or $0.50 diluted earnings per share, was attributable to favorable changes in economic-related assumptions within the Corporation’s CECL model partially offset by an increase in reserves for loans, unfunded commitments and investment securities. The provision for credit losses was $49.5 million for the comparable period in the prior year, of which $40.5 million (after-tax charge of $32.0 million), or $1.10 diluted earnings per share, was attributable to adverse changes in economic-related assumptions.

The allowance for credit losses on loans and leases as a percentage of loans and leases held for investment was 1.34% at September 30, 2021, compared to 1.34% at June 30, 2021, and 1.76% at September 30, 2020. The allowance for credit losses on loans and leases as a percentage of loans and leases held for investment, excluding PPP loans3, was 1.36% at September 30, 2021 compared to 1.41% at June 30, 2021 and 1.95% at September 30, 2020.

Tax Provision
The effective income tax rate was 19.4% for the nine months ended September 30, 2021 compared to an effective income tax rate of 16.7% for the nine months ended September 30, 2020. The effective tax rate for the nine months ended September 30, 2021 and 2020 reflects the level of pre-tax income and the benefits of tax-exempt income from investments in municipal securities and loans and leases. Additionally, the effective income tax rate for the nine months ended September 30, 2021 was favorably impacted by discrete tax benefits and proceeds from BOLI death benefits. Excluding these items, the effective tax rate was 19.9% for the nine months ended September 30, 2021.

Dividend
On October 27, 2021, Univest declared a quarterly cash dividend of $0.20 per share. The dividend will be paid on November 24, 2021 to shareholders of record as of November 10, 2021.

3 Non-GAAP metric. A reconciliation of this and other non-GAAP to GAAP performance measures is included at the end of this document.

Conference Call
Univest will host a conference call to discuss third quarter 2021 results on Thursday, October 28, 2021 at 9:00 a.m. EST. Participants may preregister at https://dpregister.com/sreg/10160789/ee1d498407. The general public can access the call by dialing 1-888-338-6515. A replay of the conference call will be available through November 28, 2021 by dialing 1-877-344-7529; using Conference ID: 10160789.

About Univest Financial Corporation
Univest Financial Corporation (UVSP), including its wholly-owned subsidiary Univest Bank and Trust Co., Member FDIC, has approximately $7.0 billion in assets and $4.6 billion in assets under management and supervision through its Wealth Management lines of business at September 30, 2021. Headquartered in Souderton, Pa. and founded in 1876, the Corporation and its subsidiaries provide a full range of financial solutions for individuals, businesses, municipalities and nonprofit organizations primarily in the Mid-Atlantic Region. Univest delivers these services through a network of more than 50 offices and online at www.univest.net.
# # #
This press release of Univest and the reports Univest files with the Securities and Exchange Commission often contain "forward-looking statements" relating to trends or factors affecting the financial services industry and, specifically, the financial condition and results of operations, business and capital management strategies, markets and products of Univest. These forward-looking statements involve certain risks and uncertainties in that there are a number of important factors that could cause Univest's future results to differ materially from those expressed or implied by the forward-looking statements. These factors include, but are not limited to: (1) competition; (2) changes in interest rates; (3) changes in asset quality, prepayment speeds, loan sale volumes, charge-offs and credit loss provisions; (4) general economic conditions nationally and in our market; (5) economic assumptions that may impact our allowance for credit losses calculation; (6) legislative, regulatory or tax changes that may adversely affect the businesses in which Univest is engaged; (7) technological issues that may adversely affect Univest financial operations or those of our customers; (8) changes in the securities markets or (9) risk factors mentioned in the reports and registration statements Univest files with the Securities and Exchange Commission.

Additionally, it is difficult to predict the full impact of the COVID-19 pandemic on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and whether the continued reopening of businesses will result in a meaningful increase in economic activity. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: (1) demand for our products and services may decline; (2) if the economy is unable to remain open, and higher levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase; (3) collateral for loans, especially real estate, may decline in value; (4) our allowance for credit losses may have to be increased if economic conditions worsen or if borrowers experience financial difficulties; (5) the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; (6) a material decrease in net income or a net loss over several quarters could result in the elimination of or a decrease in the rate of our quarterly cash dividend; (7) our wealth management revenues may decline with continuing market turmoil; (8) litigation, regulatory enforcement risk and reputation risk regarding our participation in the Paycheck Protection Program and the risk that the Small Business Administration may not fund some or all PPP loan guarantees; (9) our cyber security risks are increased as the result of an increase in the number of employees working remotely; and (10) Federal Deposit Insurance Corporation premiums may increase if the agency experiences additional resolution costs. Univest undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

(UVSP - ER)

Univest Financial Corporation
Consolidated Selected Financial Data (Unaudited)
September 30, 2021
(Dollars in thousands)

Balance Sheet (Period End)	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020
Assets	$6,979,852	$6,356,305	$6,416,665	$6,336,496	$6,382,831
Cash and cash equivalents	902,357	203,449	187,317	219,858	387,676
Investment securities, net of allowance for credit losses	393,377	397,426	377,506	373,176	368,830
Loans held for sale	29,093	27,322	22,636	37,039	14,465
Loans and leases held for investment, gross	5,252,045	5,327,313	5,415,006	5,306,841	5,211,856
Allowance for credit losses, loans and leases	70,146	71,355	71,497	83,044	91,870
Loans and leases held for investment, net	5,181,899	5,255,958	5,343,509	5,223,797	5,119,986
Total deposits	5,938,154	5,318,704	5,311,592	5,242,715	5,211,603
Noninterest-bearing deposits	1,861,007	1,872,031	1,857,547	1,690,663	1,714,505
Interest-bearing demand, money market and savings	3,583,107	2,954,450	2,979,834	2,988,277	2,940,879
Time deposits	494,040	492,223	474,211	563,775	556,219
Borrowings	207,898	218,970	295,293	311,421	416,104
Shareholders' equity	756,023	739,998	722,455	692,472	669,107

Balance Sheet (Average)	For the three months ended,					For the nine months ended,
	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020	9/30/2021	9/30/2020
Assets	$6,698,177	$6,443,629	$6,383,463	$6,353,519	$6,265,605	$6,509,576	$5,892,918
Investment securities, net of allowance for credit losses	395,280	385,694	374,369	369,511	385,221	385,192	412,924
Loans and leases, gross	5,320,411	5,389,110	5,325,897	5,253,720	5,070,037	5,345,119	4,766,274
Deposits	5,666,725	5,351,089	5,296,147	5,222,452	5,030,398	5,439,345	4,726,132
Shareholders' equity	746,185	728,750	699,736	676,426	661,947	725,061	665,439

Asset Quality Data (Period End)
	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020
Nonaccrual loans and leases, including nonaccrual troubled debt restructured loans and leases and nonaccrual loans held for sale	$34,528	$37,466	$29,996	$31,692	$30,019
Accruing loans and leases 90 days or more past due	2,204	750	664	1,392	3,573
Accruing troubled debt restructured loans and leases	51	52	52	53	53
Total nonperforming loans and leases	36,783	38,268	30,712	33,137	33,645
Other real estate owned	279	279	7,481	7,355	8,270
Total nonperforming assets	$37,062	$38,547	$38,193	$40,492	$41,915
Nonaccrual loans and leases / Loans and leases held for investment and nonaccrual loans held for sale	0.66%	0.70%	0.55%	0.60%	0.58%
Nonperforming loans and leases / Loans and leases held for investment	0.70%	0.72%	0.57%	0.62%	0.65%
Nonperforming assets / Total assets	0.53%	0.61%	0.60%	0.64%	0.66%

Allowance for credit losses, loans and leases	$70,146	$71,355	$71,497	$83,044	$91,870
Allowance for credit losses, loans and leases / Loans and leases held for investment	1.34%	1.34%	1.32%	1.56%	1.76%
Allowance for credit losses, loans and leases / Loans and leases held for investment, excluding Paycheck Protection Program loans (1)	1.36%	1.41%	1.46%	1.72%	1.95%
Allowance for credit losses, loans and leases / Nonaccrual loans and leases held for investment	203.16%	212.97%	238.36%	262.03%	306.04%
Allowance for credit losses, loans and leases / Nonperforming loans and leases held for investment	190.70%	208.00%	232.80%	250.61%	273.06%

	For the three months ended,					For the nine months ended,
	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020	9/30/2021	9/30/2020
Net loan and lease (recoveries) charge-offs	$(75)	$243	$288	$618	$(35)	$456	$4,030
Net loan and lease (recoveries) charge-offs (annualized)/Average loans and leases	(0.01%)	0.02%	0.02%	0.05%	—%	0.01%	0.11%
(1) Non-GAAP metric. A reconciliation of this and other non-GAAP to GAAP performance measures is included at the end of this document.

Univest Financial Corporation
Consolidated Selected Financial Data (Unaudited)
September 30, 2021
(Dollars in thousands, except per share data)
	For the three months ended,					For the nine months ended,
For the period:	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020	9/30/2021	9/30/2020
Interest income	$53,571	$52,441	$51,457	$51,334	$50,612	$157,469	$152,611
Interest expense	4,884	5,684	6,043	6,813	6,758	16,611	22,771
Net interest income	48,687	46,757	45,414	44,521	43,854	140,858	129,840
(Reversal of provision) provision for credit losses	(182)	(59)	(11,283)	(8,721)	3,935	(11,524)	49,515
Net interest income after provision for credit losses	48,869	46,816	56,697	53,242	39,919	152,382	80,325
Noninterest income:
Trust fee income	2,126	2,157	2,034	1,974	1,915	6,317	5,729
Service charges on deposit accounts	1,422	1,314	1,282	1,371	1,187	4,018	3,474
Investment advisory commission and fee income	4,796	4,558	4,697	4,144	4,005	14,051	11,800
Insurance commission and fee income	3,837	3,839	4,955	3,512	3,776	12,631	12,575
Other service fee income	2,576	2,748	2,192	2,092	2,093	7,516	5,451
Bank owned life insurance income	925	1,620	717	733	741	3,262	2,207
Net gain on sales of investment securities	21	54	65	54	57	140	817
Net gain on mortgage banking activities	3,224	3,461	5,938	4,323	5,860	12,623	12,119
Other income	1,625	479	1,370	1,936	2,171	3,474	4,017
Total noninterest income	20,552	20,230	23,250	20,139	21,805	64,032	58,189
Noninterest expense:
Salaries, benefits and commissions	26,641	25,396	24,780	23,613	24,059	76,817	69,595
Net occupancy	2,525	2,656	2,739	2,697	2,609	7,920	7,661
Equipment	1,000	968	946	951	972	2,914	2,890
Data processing	3,274	3,064	3,050	2,961	2,862	9,388	8,372
Professional fees	2,174	2,015	1,748	1,436	1,321	5,937	3,902
Marketing and advertising	539	561	280	575	463	1,380	1,400
Deposit insurance premiums	765	613	636	765	707	2,014	1,826
Intangible expenses	214	249	249	282	283	712	934
Restructuring charges	—	—	—	1,439	—	—	—
Other expense	6,116	5,764	5,112	7,015	5,251	16,992	16,684
Total noninterest expense	43,248	41,286	39,540	41,734	38,527	124,074	113,264
Income before taxes	26,173	25,760	40,407	31,647	23,197	92,340	25,250
Income tax expense	5,262	4,885	7,804	5,773	5,078	17,951	4,208
Net income	$20,911	$20,875	$32,603	$25,874	$18,119	$74,389	$21,042
Net income per share:
Basic	$0.71	$0.71	$1.11	$0.88	$0.62	$2.53	$0.72
Diluted	$0.71	$0.71	$1.11	$0.88	$0.62	$2.52	$0.72
Dividends declared per share (1)	$0.20	$0.20	$0.20	$—	$0.20	$0.60	$0.60
Weighted average shares outstanding	29,420,256	29,389,525	29,327,432	29,274,915	29,226,627	29,379,774	29,233,317
Period end shares outstanding	29,438,402	29,411,731	29,379,575	29,295,052	29,241,302	29,438,402	29,241,302

(1) As announced in the September 30, 2020 Earnings Release, the Corporation changed the timing of future dividend declarations and payments.

Univest Financial Corporation
Consolidated Selected Financial Data (Unaudited)
September 30, 2021

	For the three months ended,					For the nine months ended,
Profitability Ratios (annualized)	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020	9/30/2021	9/30/2020
Return on average assets	1.24%	1.30%	2.07%	1.62%	1.15%	1.53%	0.48%
Return on average assets, excluding restructuring charges (1)	1.24%	1.30%	2.07%	1.69%	1.15%	1.53%	0.48%
Return on average shareholders' equity	11.12%	11.49%	18.90%	15.22%	10.89%	13.72%	4.22%
Return on average shareholders' equity, excluding restructuring charges (1)	11.12%	11.49%	18.90%	15.89%	10.89%	13.72%	4.22%
Return on average tangible common equity (1)	14.51%	15.11%	25.20%	20.54%	14.82%	18.07%	5.74%
Return on average tangible common equity, excluding restructuring charges (1)	14.51%	15.11%	25.20%	21.44%	14.82%	18.07%	5.74%
Net interest margin (FTE)	3.11%	3.15%	3.12%	3.02%	3.02%	3.13%	3.21%
Efficiency ratio (2)	61.8%	60.7%	57.0%	63.8%	58.0%	59.8%	59.5%
Efficiency ratio, excluding restructuring charges (1) (2)	61.8%	60.7%	57.0%	61.6%	58.0%	59.8%	59.5%

Capitalization Ratios
Dividends declared to net income (3)	28.1%	28.2%	18.0%	—%	32.3%	23.7%	83.3%
Shareholders' equity to assets (Period End)	10.83%	11.64%	11.26%	10.93%	10.48%	10.83%	10.48%
Tangible common equity to tangible assets (1)	8.55%	9.15%	8.77%	8.40%	7.95%	8.55%	7.95%
Common equity book value per share	$25.68	$25.16	$24.59	$23.64	$22.88	$25.68	$22.88
Tangible common equity book value per share (1)	$19.75	$19.22	$18.64	$17.66	$16.88	$19.75	$16.88

Regulatory Capital Ratios (Period End)
Tier 1 leverage ratio	9.53%	9.64%	9.45%	9.08%	8.97%	9.53%	8.97%
Common equity tier 1 risk-based capital ratio	11.15%	11.04%	11.08%	10.76%	10.52%	11.15%	10.52%
Tier 1 risk-based capital ratio	11.15%	11.04%	11.08%	10.76%	10.52%	11.15%	10.52%
Total risk-based capital ratio	13.87%	13.82%	15.13%	15.31%	15.35%	13.87%	15.35%
(1) Non-GAAP metric. A reconciliation of this and other non-GAAP to GAAP performance measures is included at the end of this document.
(2) Noninterest expense to net interest income before loan loss provision plus noninterest income adjusted for tax equivalent income.
(3) As announced in the September 30, 2020 Earnings Release, the Corporation changed the timing of future dividend declarations and payments.

Univest Financial Corporation
Average Balances and Interest Rates (Unaudited)
	For the Three Months Ended,
Tax Equivalent Basis	September 30, 2021			June 30, 2021
	Average	Income/	Average	Average	Income/	Average
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$530,191	$189	0.14%	$215,349	$46	0.09%
U.S. government obligations	6,999	36	2.04	6,999	35	2.01
Obligations of state and political subdivisions	2,992	24	3.18	6,070	58	3.83
Other debt and equity securities	385,289	1,516	1.56	372,625	1,364	1.47
Federal Home Loan Bank, Federal Reserve Bank and other stock	26,713	334	4.96	25,872	360	5.58
Total interest-earning deposits, investments and other interest-earning assets	952,184	2,099	0.87	626,915	1,863	1.19
Commercial, financial, and agricultural loans	880,986	7,412	3.34	826,464	6,910	3.35
Paycheck Protection Program loans	162,611	4,162	10.15	408,928	4,778	4.69
Real estate—commercial and construction loans	2,784,398	25,634	3.65	2,701,137	24,931	3.70
Real estate—residential loans	1,100,799	10,171	3.67	1,065,065	9,836	3.70
Loans to individuals	26,048	253	3.85	25,284	251	3.98
Municipal loans and leases	247,603	2,504	4.01	251,311	2,598	4.15
Lease financings	117,966	1,856	6.24	110,921	1,819	6.58
Gross loans and leases	5,320,411	51,992	3.88	5,389,110	51,123	3.80
Total interest-earning assets	6,272,595	54,091	3.42	6,016,025	52,986	3.53
Cash and due from banks	59,642			52,948
Allowance for credit losses, loans and leases	(72,606)			(73,052)
Premises and equipment, net	55,685			55,903
Operating lease right-of-use assets	31,998			33,992
Other assets	350,863			357,813
Total assets	$6,698,177			$6,443,629
Liabilities:
Interest-bearing checking deposits	$857,098	$537	0.25%	$786,931	$487	0.25%
Money market savings	1,382,832	922	0.26	1,219,375	831	0.27
Regular savings	998,568	281	0.11	978,807	282	0.12
Time deposits	496,702	1,490	1.19	485,060	1,559	1.29
Total time and interest-bearing deposits	3,735,200	3,230	0.34	3,470,173	3,159	0.37
Short-term borrowings	15,116	2	0.05	19,109	3	0.06
Long-term debt	95,000	324	1.35	95,000	321	1.36
Subordinated notes	98,754	1,328	5.34	172,016	2,201	5.13
Total borrowings	208,870	1,654	3.14	286,125	2,525	3.54
Total interest-bearing liabilities	3,944,070	4,884	0.49	3,756,298	5,684	0.61
Noninterest-bearing deposits	1,931,525			1,880,916
Operating lease liabilities	35,094			37,426
Accrued expenses and other liabilities	41,303			40,239
Total liabilities	5,951,992			5,714,879
Shareholders' Equity:
Common stock	157,784			157,784
Additional paid-in capital	297,482			296,599
Retained earnings and other equity	290,919			274,367
Total shareholders' equity	746,185			728,750
Total liabilities and shareholders' equity	$6,698,177			$6,443,629
Net interest income		$49,207			$47,302
Net interest spread			2.93			2.92
Effect of net interest-free funding sources			0.18			0.23
Net interest margin			3.11%			3.15%
Ratio of average interest-earning assets to average interest-bearing liabilities	159.04	%		160.16	%

Note 1: For rate calculation purposes, average loan and lease categories include deferred fees and costs and purchase accounting adjustment.
Nonaccrual loans and leases have been included in the average loan and lease balances. Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the three months ended September 30, 2021 and June 30, 2021 have been calculated using the Corporation’s federal applicable rate of 21.0%.

Univest Financial Corporation
Average Balances and Interest Rates (Unaudited)
	For the Three Months Ended September 30,
Tax Equivalent Basis	2021			2020
	Average	Income/	Average	Average	Income/	Average
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$530,191	$189	0.14%	$368,181	$100	0.11%
U.S. government obligations	6,999	36	2.04	6,998	36	2.05
Obligations of state and political subdivisions	2,992	24	3.18	18,004	167	3.69
Other debt and equity securities	385,289	1,516	1.56	360,219	1,610	1.78
Federal Home Loan Bank, Federal Reserve Bank and other stock	26,713	334	4.96	28,651	419	5.82
Total interest-earning deposits, investments and other interest-earning assets	952,184	2,099	0.87	782,053	2,332	1.19
Commercial, financial, and agricultural loans	880,986	7,412	3.34	807,376	7,330	3.61
Paycheck Protection Program loans	162,611	4,162	10.15	500,549	2,811	2.23
Real estate—commercial and construction loans	2,784,398	25,634	3.65	2,358,971	23,547	3.97
Real estate—residential loans	1,100,799	10,171	3.67	1,009,407	10,380	4.09
Loans to individuals	26,048	253	3.85	28,663	309	4.29
Municipal loans and leases	247,603	2,504	4.01	267,364	2,839	4.22
Lease financings	117,966	1,856	6.24	97,707	1,662	6.77
Gross loans and leases	5,320,411	51,992	3.88	5,070,037	48,878	3.84
Total interest-earning assets	6,272,595	54,091	3.42	5,852,090	51,210	3.48
Cash and due from banks	59,642			56,715
Allowance for credit losses, loans and leases	(72,606)			(87,046)
Premises and equipment, net	55,685			55,755
Operating lease right-of-use assets	31,998			33,875
Other assets	350,863			354,216
Total assets	$6,698,177			$6,265,605
Liabilities:
Interest-bearing checking deposits	$857,098	$537	0.25%	$725,580	$468	0.26%
Money market savings	1,382,832	922	0.26	1,116,628	897	0.32
Regular savings	998,568	281	0.11	901,716	449	0.20
Time deposits	496,702	1,490	1.19	525,656	2,214	1.68
Total time and interest-bearing deposits	3,735,200	3,230	0.34	3,269,580	4,028	0.49
Short-term borrowings	15,116	2	0.05	130,359	97	0.30
Long-term debt	95,000	324	1.35	208,776	742	1.41
Subordinated notes	98,754	1,328	5.34	155,945	1,891	4.82
Total borrowings	208,870	1,654	3.14	495,080	2,730	2.19
Total interest-bearing liabilities	3,944,070	4,884	0.49	3,764,660	6,758	0.71
Noninterest-bearing deposits	1,931,525			1,760,818
Operating lease liabilities	35,094			37,170
Accrued expenses and other liabilities	41,303			41,010
Total liabilities	5,951,992			5,603,658
Shareholders' Equity:
Common stock	157,784			157,784
Additional paid-in capital	297,482			296,272
Retained earnings and other equity	290,919			207,891
Total shareholders' equity	746,185			661,947
Total liabilities and shareholders' equity	$6,698,177			$6,265,605
Net interest income		$49,207			$44,452
Net interest spread			2.93			2.77
Effect of net interest-free funding sources			0.18			0.25
Net interest margin			3.11%			3.02%
Ratio of average interest-earning assets to average interest-bearing liabilities	159.04	%		155.45	%

Note 1: For rate calculation purposes, average loan and lease categories include deferred fees and costs and purchase accounting adjustments.
Nonaccrual loans and leases have been included in the average loan and lease balances. Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the three months ended September 30, 2021 and 2020 have been calculated using the Corporation’s federal applicable rate of 21.0%.

Univest Financial Corporation
Average Balances and Interest Rates (Unaudited)
	For the Nine Months Ended September 30,
Tax Equivalent Basis	2021			2020
	Average	Income/	Average	Average	Income/	Average
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$328,768	$291	0.12%	$267,023	$492	0.25%
U.S. government obligations	6,999	107	2.04	7,176	109	2.03
Obligations of state and political subdivisions	6,838	187	3.66	26,019	696	3.57
Other debt and equity securities	371,355	4,147	1.49	379,729	6,460	2.27
Federal Home Loan Bank, Federal Reserve Bank and other stock	26,319	1,042	5.29	29,689	1,308	5.88
Total interest-earning deposits, investments and other interest-earning assets	740,279	5,774	1.04	709,636	9,065	1.71
Commercial, financial, and agricultural loans	830,248	21,120	3.40	815,178	23,291	3.82
Paycheck Protection Program loans	358,231	13,464	5.03	291,173	4,939	2.27
Real estate—commercial and construction loans	2,703,100	75,023	3.71	2,244,143	70,574	4.20
Real estate—residential loans	1,067,855	29,880	3.74	1,001,904	31,702	4.23
Loans to individuals	25,925	769	3.97	29,251	1,043	4.76
Municipal loans and leases	248,191	7,632	4.11	291,845	9,081	4.16
Lease financings	111,569	5,412	6.49	92,780	4,808	6.92
Gross loans and leases	5,345,119	153,300	3.83	4,766,274	145,438	4.08
Total interest-earning assets	6,085,398	159,074	3.49	5,475,910	154,503	3.77
Cash and due from banks	55,983			51,544
Allowance for credit losses, loans and leases	(76,265)			(66,977)
Premises and equipment, net	55,803			55,967
Operating lease right-of-use assets	33,334			34,278
Other assets	355,323			342,196
Total assets	$6,509,576			$5,892,918
Liabilities:
Interest-bearing checking deposits	$820,800	$1,514	0.25%	$642,935	$1,636	0.34%
Money market savings	1,282,470	2,606	0.27	1,079,279	4,653	0.58
Regular savings	979,013	861	0.12	863,772	1,716	0.27
Time deposits	502,414	4,808	1.28	568,517	7,801	1.83
Total time and interest-bearing deposits	3,584,697	9,789	0.37	3,154,503	15,806	0.67
Short-term borrowings	17,363	7	0.05	110,689	325	0.39
Long-term debt	97,088	993	1.37	196,053	2,268	1.55
Subordinated notes	151,060	5,822	5.15	115,376	4,372	5.06
Total borrowings	265,511	6,822	3.44	422,118	6,965	2.20
Total interest-bearing liabilities	3,850,208	16,611	0.58	3,576,621	22,771	0.85
Noninterest-bearing deposits	1,854,648			1,571,629
Operating lease liabilities	36,636			37,538
Accrued expenses and other liabilities	43,023			41,691
Total liabilities	5,784,515			5,227,479
Shareholders' Equity:
Common stock	157,784			157,784
Additional paid-in capital	296,744			295,759
Retained earnings and other equity	270,533			211,896
Total shareholders' equity	725,061			665,439
Total liabilities and shareholders' equity	$6,509,576			$5,892,918
Net interest income		$142,463			$131,732
Net interest spread			2.91			2.92
Effect of net interest-free funding sources			0.22			0.29
Net interest margin			3.13%			3.21%
Ratio of average interest-earning assets to average interest-bearing liabilities	158.05	%		153.10	%

Note 1: For rate calculation purposes, average loan and lease categories include deferred fees and costs and purchase accounting adjustments.
Nonaccrual loans and leases have been included in the average loan and lease balances. Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the nine months ended September 30, 2021 and 2020 have been calculated using the Corporation’s federal applicable rate of 21.0%.

Univest Financial Corporation
Loan Portfolio Overview (Unaudited)

(Dollars in thousands)	As of September 30, 2021
Industry Description	Total Outstanding Balance (excl PPP)	% of Commercial Loan Portfolio	$ Balance of Modified Loans (1)	Modified Loans as a % of Portfolio (excl PPP) (1)
CRE - Retail	$365,379	8.6%	$—	—%
Animal Production	291,723	6.8	—	—
CRE - 1-4 Family Residential Investment	255,116	6.0	—	—
CRE - Office	240,011	5.6	—	—
CRE - Multi-family	206,667	4.8	—	—
CRE - Industrial / Warehouse	180,421	4.2	—	—
Nursing and Residential Care Facilities	171,482	4.0	—	—
Hotels & Motels (Accommodation)	170,042	4.0	10,613	6.2
Education	156,395	3.7	—	—
Specialty Trade Contractors	122,222	2.9	—	—
CRE - Mixed-Use - Residential	120,873	2.8	—	—
CRE - Medical Office	103,553	2.4	—	—
Real Estate Lenders, Secondary Market Financing	98,983	2.3	—	—
Homebuilding (tract developers, remodelers)	92,782	2.2	—	—
Merchant Wholesalers, Durable Goods	87,849	2.1	—	—
Crop Production	75,439	1.8	—	—
Private Equity & Special Purpose Entities	74,026	1.7	—	—
Rental and Leasing Services	70,499	1.7	—	—
Motor Vehicle and Parts Dealers	66,880	1.6	—	—
Food Manufacturing	65,857	1.5	—	—
Wood Product Manufacturing	64,403	1.5	—	—
Fabricated Metal Product Manufacturing	60,991	1.4	—	—
Merchant Wholesalers, Nondurable Goods	60,276	1.4	—	—
Food Services and Drinking Places	57,794	1.3	—	—
Administrative and Support Services	53,430	1.3	104	0.2
Miniwarehouse/Self-Storage	52,815	1.2	—	—
Industries with >$50 million in outstandings	$3,365,908	78.8%	$10,717	0.3%
Industries with <$50 million in outstandings	$903,880	21.2%	$6,878	0.8%
Total Commercial Loans	$4,269,788	100.0%	$17,595	0.4%

Consumer Loans and Lease Financings	Total Outstanding Balance		$ Balance of Modified Loans (1)	Modified Loans as a % of Portfolio (excl PPP) (1)
Real Estate-Residential Secured for Personal Purpose	$535,705		$337	0.1%
Real Estate-Home Equity Secured for Personal Purpose	159,029		—	—
Loans to Individuals	26,458		15	0.1
Lease Financings	175,464		107	0.1
Total Consumer Loans and Lease Financings	$896,656		$459	0.1%

Total	$5,166,444		$18,054	0.3%
(1) Loan modifications referenced above were made in accordance with Section 4013 of the CARES Act, the Consolidated Appropriations Act, 2021 and the Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus and therefore were not classified as TDRs as of September 30, 2021.

Univest Financial Corporation
Non-GAAP Reconciliation
September 30, 2021

Management uses non-GAAP measures in its analysis of the Corporation's performance. These measures should not be considered a substitute for GAAP basis measures nor should they be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of the non-GAAP financial measures, which exclude the impact of the specified items, provides useful supplemental information that is essential to a proper understanding of the financial results of the Corporation. See the table below for additional information on non-GAAP measures used throughout this earnings release.

	As of or for the three months ended,					As of or for the nine months ended,
(Dollars in thousands)	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020	9/30/2021	9/30/2020
Restructuring charges (a)	$—	$—	$—	$1,439	$—	$—	$—
Tax effect of restructuring charges	—	—	—	(302)	—	—	—
Restructuring charges, net of tax	$—	$—	$—	$1,137	$—	$—	$—

Shareholders' equity	$756,023	$739,998	$722,455	$692,472	$669,107	$756,023	$669,107
Goodwill	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)
Other intangibles (b)	(1,922)	(2,073)	(2,326)	(2,580)	(2,866)	(1,922)	(2,866)
Tangible common equity	$581,542	$565,366	$547,570	$517,333	$493,682	$581,542	$493,682

Total assets	$6,979,852	$6,356,305	$6,416,665	$6,336,496	$6,382,831	$6,979,852	$6,382,831
Goodwill	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)
Other intangibles (b)	(1,922)	(2,073)	(2,326)	(2,580)	(2,866)	(1,922)	(2,866)
Tangible assets	$6,805,371	$6,181,673	$6,241,780	$6,161,357	$6,207,406	$6,805,371	$6,207,406

Average shareholders' equity	$746,185	$728,750	$699,736	$676,426	$661,947	$725,061	$665,439
Average goodwill	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)
Average other intangibles (b)	(1,983)	(2,209)	(2,464)	(2,734)	(3,019)	(2,217)	(3,332)
Average tangible common equity	$571,643	$553,982	$524,713	$501,133	$486,369	$550,285	$489,548

Net income before taxes	$26,173	$25,760	$40,407	$31,647	$23,197	$92,340	$25,250
Provision for credit losses	(182)	(59)	(11,283)	(8,721)	3,935	(11,524)	49,515
Pre-tax pre-provision income	$25,991	$25,701	$29,124	$22,926	$27,132	$80,816	$74,765

Loans and leases held for investment, gross	$5,252,045	$5,327,313	$5,415,006	$5,306,841	$5,211,856	$5,252,045	$5,211,856
Paycheck Protection Program ("PPP") loans	(85,601)	(252,849)	(528,452)	(483,773)	(501,580)	(85,601)	(501,580)
Gross loans and leases, excluding PPP loans	$5,166,444	$5,074,464	$4,886,554	$4,823,068	$4,710,276	$5,166,444	$4,710,276

Allowance for credit losses, loans and leases	$70,146	$71,355	$71,497	$83,044	$91,870	$70,146	$91,870
Gross loans and leases, excluding PPP loans	5,166,444	5,074,464	4,886,554	4,823,068	4,710,276	5,166,444	4,710,276
Allowance for credit losses, loans and leases as a percentage of gross loans and leases excluding PPP loans	1.36%	1.41%	1.46%	1.72%	1.95%	1.36%	1.95%

(a) Associated with financial center optimization plan
(b) Amount does not include mortgage servicing rights